Exhibit 99.1

Fathom Realty Announces Revised Agent Commission Structure

CARY, N.C., Nov. 27, 2023 – Fathom Realty, a wholly owned subsidiary of Fathom Holdings Inc. (Nasdaq: FTHM) ("Fathom" or the "Company"), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced a revision to its real estate agent fee structure, effective January 1, 2024.

“Fathom Realty offers one of the best industry commission structures that recognizes our agents' hard work and dedication while providing them with the necessary resources to excel,” explained Marco Fregenal, Fathom’s Chief Executive Officer. “We believe that this small increase to agent fees will have a minimal impact on our agents, while helping Fathom achieve our objectives and provide our agents with an ever-improving agent offering. We expect this change to add an estimated $3.1 million in EBITDA for 2024.”

The revision to Fathom Realty’s agent fee structure includes two changes. The first is an increase of the agent’s annual fee which is charged on an agent’s first transaction of each anniversary year. The fee will increase from $600 to $700.

The second change includes a new fee which affects sales of properties for over $600,000 and will be in addition to the agent’s transaction fee of $550. This new ‘High-Value Property Fee’ will consist of an additional $200 on properties priced between $600,000 and $999,999. Then, there will be an additional fee of $250 charged for each $500,000 over a $1,000,000 property price.

Samantha Giuggio, Fathom Realty’s Chief Operations Officer added, “We remain committed to providing the highest level of support and resources for our agents, and as the real estate industry evolves, we will continue looking for new ways to help our agents achieve their best. This change is designed to help us accomplish exactly that.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, the company's ability to significantly bring more mortgage business to its loan officers. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: reliance on key personnel; risks related to acquisitions; risks related to general economic and real estate industry conditions, including interest rates and litigation; risks in effectively managing rapid growth in our business; competitive risks; and the other risk factors set forth from time to time in our SEC filings, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Alex Kovtun and Matt Glover
Gateway Group, Inc.
949-574-3860
FTHM@gateway-grp.com